EXHIBIT 10.31

AMENDMENT NO. 1, dated as of March 23, 2012, to the Amended and Restated Employment Agreement (the “Agreement”), dated as of March 28, 2011, between Jane T. Elfers (the “Executive”) and The Children’s Place Retail Stores, Inc. (the “Company”).

WHEREAS, the parties hereto are party to the Agreement and wish to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive as follows:

1.
The reference to “one million dollars ($1,000,000)” in Section 4(a) of the Agreement is hereby amended to be a reference to “one million one hundred thousand dollars ($1,100,000)” effective on April 1, 2012.

2.	Section 4(c) of the Agreement is hereby amended to add the following at the end of that subsection:

“; provided that for the Company’s fiscal year ending February 2, 2013, there shall not be any maximum or cap on the amount of Annual Bonus the Executive may receive, rather, the amount of Annual Bonus that the Executive shall be entitled to receive in excess of the Target Bonus, if any, shall be determined by reference to the Company’s actual performance compared to performance targets established by the Compensation Committee of the Board of Directors, which performance targets shall be the same targets as applied to other senior executives at the Company.”

3.	Except as amended hereby, the Agreement is hereby ratified and confirmed, and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

__/s/ Jane T. Elfers____________________
JANE T. ELFERS

THE CHILDREN’S PLACE RETAIL STORES, INC.

__/s/ Norman Matthews________________
By: Norman Matthews
                        Title: Chairman of the Board